UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2024

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	1-37368	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

(Address of principal executive offices, including zip code)

(44) 1235 430000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 6 Ordinary Shares, par value £0.001 per share	ADAP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2024, Adaptimmune Therapeutics plc (the  “Company”), announced that in connection with its previously announced restructuring, reduction in workforce and focus of operations in the U.S., Dr. Helen Tayton-Martin will step down from her role as Chief Business & Strategy Officer effective from March 31, 2025 and Gavin Wood will step down from his role as Chief Financial Officer effective from May 31, 2025. Further plans for the re-organized team will be communicated in due course.

In connection with these changes the Company entered into a letter agreement on December 18, 2024 with each of Dr. Tayton-Martin (the “Tayton-Martin Letter Agreement”) and Mr. Wood (the “Wood Letter Agreement”). The Tayton-Martin Letter Agreement provides that Dr. Tayton-Martin’s employment with Adaptimmune Limited (“Adaptimmune”) will end on March 31, 2025 (the “Termination Date”) by reason of redundancy and pursuant to the Company’s Executive Severance Policy dated March 10, 2017, as amended, Adaptimmune will pay Dr. Tayton-Martin a severance payment equal to 12 months base salary for 2025, in the amount of £372,331 (equivalent to approximately $473,456*) subject to deduction of applicable taxes. Dr. Tayton-Martin will be eligible to receive reimbursement of her healthcare benefits for 12 months following the Termination Date or to receive a payment equal to their value. Market value options covering ordinary shares (the “Market Value Options”) granted to Dr. Tayton-Martin pursuant to the Adaptimmune Therapeutics plc 2016 Employee Share Option Scheme and related plan documents (collectively, the “Plan”) will continue to vest until the Termination Date, subject to the relevant Plan rules and in accordance with the respective vesting schedules. Dr. Tayton-Martin will be permitted a period of 18 months from the Termination Date to exercise the Market Value Options that have vested by the Termination Date. The further terms and conditions of her share options are governed by the relevant Plan rules.

The Wood Letter Agreement provides that Mr. Wood’s employment with Adaptimmune will end on May 31, 2025 (the “Wood Termination Date”) by reason of redundancy and pursuant to the Company’s Executive Severance Policy dated March 10, 2017, as amended, Adaptimmune will pay Mr. Wood a severance payment equal to 12 months base salary for 2025, in the amount of £371,391 (equivalent to approximately $472,261*) subject to deduction of applicable taxes. Mr. Wood will be eligible to receive reimbursement of his healthcare benefits for 12 months following the Wood Termination Date or to receive a payment equal to their value. Market Value Options granted to Mr. Wood pursuant to the Plan will continue to vest until May 31, 2025, subject to the relevant Plan rules and in accordance with the respective vesting schedules. Mr. Wood will be permitted a period of 12 months from the Wood Termination Date to exercise the Market Value Options that have vested by the Wood Termination Date. The further terms and conditions of his share options are governed by the relevant Plan rules.

The foregoing summary of the Tayton-Martin Letter Agreement and the Wood Letter Agreement is qualified in its entirety by reference to the complete text of the Tayton-Martin Letter Agreement and of the Wood Letter Agreement a copy of which is filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

*Compensation paid to Dr. Tayton-Martin and Mr. Wood is denominated in pounds sterling. The amounts for Dr. Tayton-Martin and Mr. Wood above have been converted based on the pound sterling/U.S. dollar exchange rate of (£1/$1.27160).

Item 8.01Other Events.

On December 19, 2024 the Company issued a press release announcing the developments referred to in Item 5.02 above. The press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit
10.1	Dr. Helen Tayton-Martin Letter Agreement dated December 18, 2024

10.2	Gavin Wood Letter Agreement dated December 18, 2024

99.1	Press release dated December 19, 2024

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADAPTIMMUNE THERAPEUTICS PLC

Date: December 19, 2024	By:	/s/ Margaret Henry
		Name:	Margaret Henry
		Title:	Corporate Secretary